UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Hydrophi Technologies Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with three separate accredited investors (the “Investors”) on October 15, 2015 (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, the Investors each purchased separately from the Company convertible notes in the aggregate principle amount of $72,222.22 (the “Notes”), for the cash purchase amount of $65,000.00.  The Notes will mature, one year after their making, in October 2016 and each bears interest at 8% per annum.  Further pursuant to the Purchase Agreement, the Company and the Investors agree that in the future, the Investors may, but shall have no obligation to, purchase from the Company, in their sole and absolute discretion, additional Notes in the aggregate principal amount of up to $155,555.56 for a purchase price of up to $140,000, in such amounts and on such dates as the Company and the Investors may agree.

Each Investor, separately, can convert its respective Notes, in whole or in part, from time to time, into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by sending a notice of conversion to the transfer agent of the Company, commencing six months after issuance.  Each Investor separately has participation rights in certain subsequent placements of equity and equity-related securities of the Company prior to the first anniversary of each respective Purchase Agreement.

The Purchase Agreements contain customary representations, warranties and covenants by, among and for the benefit of the parties.  The Notes include customary event of default provisions and cross-default provisions in connection with any other agreements and/or instruments between the Company and the Investors.  Upon the occurrence of an event of default, the Notes will become immediately due and the Company will be required to pay a penalty interest amount.  The Notes include limitations on principal and interest prepayment and include investor protective provisions, including the right to receive benefits in the event of fundamental transactions and change of control transactions.

Each Investor, as a holder of a Note, will not be entitled to vote, to consent, to receive dividends, or to exercise any rights whatsoever as our shareholders.  If, however, the Company declares a dividend or makes a distribution of its assets (the “Distribution”), the Investors will be entitled to the Distribution to the same extent that the Investors would have participated therein if the Investor had held the number of shares of Common Stock then acquirable upon complete conversion of their Notes.

At no time will an Investor be entitled to convert any portion of their Notes, to the extent that after such exercise/conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, which limit may be increased to 9.99% at the election of the Investor but no greater than 9.99%.

The issuance of the Notes to the Investors under the Purchase Agreements was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of the Investors in the Purchase Agreements that each Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

As a part of the Purchase Agreement, the Company also entered into a security agreement with the Investors, pursuant to which certain obligations of the Company to the Investors, including all amounts due under the Notes, in an aggregate amount not to exceed $205,000, and all amounts due under similar Notes issued by the Company to the Investors since April 28, 2014, are secured by all personal property and other assets of the Company and its wholly-owned subsidiary, including all patents and trademarks (the “Security Agreement”).

The foregoing descriptions of the Purchase Agreement, the Security Agreement and the Notes do not purport to be complete, and are qualified in their entirety by reference to each such document (or form thereof, as applicable), filed as Exhibits 10.1, 10.2 and 4.1, respectively, and incorporated herein by reference.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02

Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 9.01.

Financial Statements and Exhibits

The following is filed as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description of Document

4.1	Form of Convertible Note, dated October 15, 2015, in aggregate principle amount of $24,074.06.
10.1	Form of Securities Purchase Agreement, dated as of October 15, 2015, by and between HydroPhi Technologies Group, Inc., and three accredited investors
10.2	Form of Security Agreement, dated as of October 15, 2015 by and between HydroPhi Technologies Group, Inc., and three accredited investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: October 21, 2015	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director